Exhibit 99.3

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

BOBY VARGHESE, Individually And On Behalf Of All Others Similarly Situated,

Plaintiff,

v.

PLX TECHNOLOGY, INC.,
MICHAEL J. SALAMEH,
MARTIN COLUMBATTO,
STEPHEN DOMENIK, JOHN H.
HART, DAVID RAUN, RALPH
SCHMITT, ERIC SINGER,
PATRICK VERDERICO, AVAGO
TECHNOLOGIES WIRELESS
(U.S.A.) MANUFACTURING INC.,
and PLUTO MERGER SUB, INC.,

Defendants.

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	Civil Action No.

VERIFIED CLASS ACTION COMPLAINT

Boby Varghese (“Plaintiff”), on behalf of himself and all others similarly situated, by and through the undersigned counsel, alleges the following upon information and belief, including the investigation of counsel and review of publicly-available information, except as to those allegations pertaining to Plaintiff, which are alleged upon personal knowledge:

SUMMARY OF THE ACTION

1.                                      Plaintiff brings this stockholder class action on behalf of himself and the other public stockholders of PLX Technology, Inc. (“PLXT” or the “Company”), other than Defendants (defined below) and their affiliates, against PLXT, certain officers and members of PLXT’s board of directors (the “Board” or the “Individual Defendants”), Avago Technologies Wireless (U.S.A.) Manufacturing Inc. (“Avago”), and Pluto Merger Sub, Inc. (“Merger Sub”),

arising from the Individual Defendants’ breaches of their fiduciary duties in connection with Avago’s proposed acquisition of all of the outstanding stock of PLXT (the “Proposed Transaction”).

2.                                      PLXT is headquartered in Sunnyvale, California, and is the industry-leading global provider of semiconductor-based PCI Express connectivity solutions primarily targeting enterprise data center markets.  The Company develops innovative software-enriched silicon that enables product differentiation, reliable interoperability and superior performance.

3.                                      On June 23, 2014, PLXT and Avago jointly announced that they had reached a definitive agreement and plan of merger (“Merger Agreement”), whereby Avago, through its wholly-owned subsidiary, Merger Sub, will acquire PLXT in a merger via a tender offer in a deal worth roughly $309 million, or $293 million net of cash and debt acquired.  As a result of the Proposed Transaction, PLXT shareholders are only anticipated to receive $6.50 per share in cash in exchange for each share of PLXT they own (the “Merger Consideration”).

4.                                      The Merger Agreement provides that upon approval of a majority of PLXT stockholders, Merger Sub will merge with and into PLXT, with PLXT continuing as the surviving corporation and a wholly-owned subsidiary of Avago.  The Proposed Transaction is expected to close in the fourth quarter of fiscal year 2014.

5.                                      The Proposed Transaction undervalues PLXT’s prospects and is the result of an unfair sales process.  The $6.50 per share Merger Consideration represents a premium of just 9.4% based on PLXT’s $5.94 closing price on June 20, 2014.  This premium is well below the average one day premium of over 25% for comparable transactions in the last three years.  During the last 52 weeks, PLXT traded as high as $6.91, 5.9% higher than the Merger Consideration, and at least one analyst set a price target of $8.00 per share of PLXT for the most recent quarter.  Additionally, PLXT has seen substantial recent growth as its share price skyrocketed from $3.81 per share on January 2, 2013 to $6.28 per share on June 10, 2014.  Moreover, PLXT projects 22.50% annual earnings growth for the next five years and reported strong financial metrics including a current ratio of 3.70 and debt to equity ratio of 0.08, which is currently below the industry average and demonstrates that the Company has successfully managed its debt levels.  Each of the figures above only serves to underscore the inadequacy of the buying price.

6.                                      The premium offered in the Proposed Transaction is particularly inadequate given the significant benefits Avago will reap if the Proposed Transaction is consummated.  Avago’s Chief Executive Officer (“CEO”), Hock Tan (“Tan”), recently stated that PLXT’s core business “fits very well with the Avago business model and broadens Avago’s portfolio serving the enterprise storage and networking end markets.”  Tan added that the Proposed Transaction “would help Avago expand operations in storage hardware and other products sold in data centers.”  Recognizing that PLXT was an easy acquisition target, Avago seeks to acquire PLXT at a significant discount when compared to the Company’s inherent value.

7.                                      The Street Ratings Team, as of June 23, 2014, rates PLXT as a “buy” and added that its rating:

is driven by multiple strengths, which we believe should have a greater impact than any weaknesses, and should give investors a better performance opportunity than most stocks we cover.  The company’s strengths can be seen in multiple areas, such as its largely solid financial position with reasonable debt levels by most measures, good cash flow from operations, solid stock price performance, expanding profit margins and notable return on equity.  We feel these strengths outweigh the fact that the company has had sub par growth in net income.

8.                                      Additionally, the Company’s net operating cash flow has significantly increased by 127.60% to $1.04 million when compared to the same quarter last year.  PLXT has vastly surpassed the industry average cash flow growth rate of 3.29%.  Compared to its closing price of one year ago, PLXT’s share price has jumped by 26.58%, exceeding the performance of the broader market during that same time frame.  Looking ahead, the stock’s sharp rise over the last year has already helped drive it to a level that is relatively expensive compared to the rest of its industry.  The Street Ratings Team has stated that the strengths PLXT displays justify the higher price levels.  As the figures above show, the Merger Consideration is inadequate, offering little or no return for PLXT stockholders.

9.                                      Moreover, the sales and negotiation process leading up to the consummation of the Merger Agreement was fundamentally flawed.  It appears that PLXT did not establish a special committee of independent directors to evaluate the Proposed Transaction.  In addition, Defendants agreed to unreasonable deal-protection devices that unfairly favor Avago and discourage potential bidders from submitting a superior offer for the Company.  These preclusive devices include: (i) a non-solicitation provision that restricts the Board from soliciting other potentially superior offers; (ii) an “information rights” provision, which provides Avago with unfettered access to information about other potential proposals, gives Avago four business days to negotiate a new deal with PLXT in the event a competing offer emerges, and provides Avago with the perpetual right to attempt to beat any superior bid; and (iii) an unreasonably high termination fee of up to $10.85 million, which is over 3.5% of the estimated deal value.

10.                               The process facilitating the Proposed Transaction is also flawed because of significant conflicts of interest and self-dealing that infiltrated the sales process.  PLXT insiders and their affiliates own significant quantities of PLXT stock, and will receive millions of dollars as part of change of control arrangements, and therefore unduly influenced a sale of PLXT not necessarily in the best interest of non-insider shareholders.  PLXT’s largest shareholder, Potomac Capital Partners II L.P., as well as certain senior members of the PLXT management team and all of the directors of PLXT, some of which will stay with the new company, have executed a tender and support agreement in support of the deal.  Collectively, those groups own 14.7% of PLXT’s shares outstanding, rendering the deal fait accompli.  The Individual Defendants facilitated the Proposed Transaction via an unfair and inadequate negotiation process and placed their own personal financial interests ahead of PLXT public stockholders.

11.                               As alleged in further detail below, both the consideration PLXT stockholders stand to receive through the Proposed Transaction and the process by which Defendants propose to consummate the Proposed Transaction are fundamentally unfair to Plaintiff and the other public stockholders of the Company.

12.                               The Individual Defendants’ conduct constitutes a breach of their fiduciary duties owed to PLXT public stockholders, and a violation of applicable legal standards governing the Individual Defendants’ conduct.

13.                               For these reasons and as set forth in detail herein, Plaintiff seeks to enjoin Defendants from taking any steps to consummate the Proposed Transaction or, in the event the Proposed Transaction is consummated, to recover damages resulting from the Individual Defendants’ violations of their fiduciary duties.

THE PARTIES

14.                               Plaintiff is, and at all relevant times was, a stockholder of PLXT since prior to the wrongs complained of herein.

15.                               PLXT is a corporation organized and existing under the laws of Delaware, with its principal executive offices located at 870 W.  Maude Avenue, Sunnyvale, California 94085.  PLXT is the industry-leading global provider of semiconductor-based PCI Express connectivity solutions primarily targeting enterprise data center markets.  The Company develops innovative software-enriched silicon that enables product differentiation, reliable interoperability and superior performance.  The Company’s common stock is traded on the NASDAQ under the symbol “PLXT.”

16.                               Defendant Michael J.  Salameh (“Salameh”) has served as a Chairman of the Board since January 2014.  Salameh co-founded PLXT and served as CEO and member of the Board from PLXT’s inception in May 1986.  He retired from his position as CEO in November 2008 and continued to serve as a director until becoming Chairman.

17.                               Defendant Martin Colombatto (“Colombatto”) has served as a director since December 2013.

18.                               Defendant Stephen Domenik (“Domenik”) has served as a director since December 2013.

19.                               Defendant John H.  Hart (“Hart”) has served as a director since April 1999.

20.                               Defendant David Raun (“Raun”) has served as a director since December 2012.

21.                               Defendant Ralph Schmitt (“Schmitt”) has served as a director since November 2008.  Schmitt is also President and CEO of the Company.

22.                               Defendant Eric Singer (“Singer”) has served as a director since December 2013.

23.                               Defendant Patrick Verderico (“Verderico”) has served as a director since November 2004.

24.                               Defendants Salameh, Colombatto, Domenik, Hart, Raun, Schmitt, Singer, and Verderico are collectively referred to herein as the “Board” or the “Individual Defendants.”

25.                               Defendant Avago is a Delaware corporation and an indirect wholly owned subsidiary of Avago Technologies Finance Pte. Ltd.  Avago’s principal executive offices are located at 350 West Trimble Road, Building 90, San Jose California 95131 and at 1 Yishun Avenue 7, Milpitas, Singapore 768923.  Avago is a leading designer, developer, and global supplier of a broad range of analog semiconductor devices with a focus on III-V based products and complex digital and mixed signal CMOS based devices.  Avago’s product portfolio is extensive and includes thousands of products in four primary target markets: enterprise storage, wired infrastructure, wireless communications, and industrial & other.  Avago’s common stock is traded on the NASDAQ under the symbol “AVGO.”

26.                               Defendant Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Avago, and was created for the purposes of effectuating the Proposed Transaction.

27.                               Collectively, PLXT, the Individual Defendants, Avago, and Merger Sub are referred to herein as the “Defendants.”

THE FIDUCIARY DUTIES OF THE INDIVIDUAL DEFENDANTS

28.                               By reason of the Individual Defendants’ positions with the Company as officers and/or directors, said individuals are in a fiduciary relationship with Plaintiff and the other stockholders of PLXT and owe Plaintiff and the other members of the Class (defined herein) the duties of good faith, care, and loyalty.

29.                               By virtue of their positions as directors and/or officers of PLXT, the Individual Defendants, at all relevant times, had the power to control and influence, and did control and influence and cause PLXT to engage in the practices complained of herein.

30.                               Each of the Individual Defendants is required to act in good faith, in the best interests of the Company’s stockholders and with such care, including reasonable inquiry, as would be expected of an ordinarily prudent person.  In a situation where the directors of a publicly traded company undertake a transaction that may result in a change in corporate control, the directors must take all steps reasonably required to maximize the value stockholders will receive rather than use a change of control to benefit themselves.  To diligently comply with this duty, the directors of a corporation may not take any action that:

(a)                                 adversely affects the value provided to the corporation’s stockholders;

(b)                                 contractually prohibits them from complying with or carrying out their fiduciary duties;

(c)                                  discourages or inhibits alternative offers to purchase control of the corporation or its assets;

(d)                                 will otherwise adversely affect their duty to search for and secure the best value reasonably available under the circumstances for the corporation’s stockholders; or

(e)                                  will provide the directors and/or officers with preferential treatment at the expense of, or separate from, the public stockholders.

31.                               Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the Proposed Transaction, violated duties owed to Plaintiff and the other stockholders of PLXT, including their duties of loyalty, good faith, and due care, insofar as they, inter alia, failed to obtain the best price possible under the circumstances before entering into the Proposed Transaction, and engaged in self-dealing and obtained for themselves personal benefits, including personal financial benefits, not shared equally by Plaintiff or the other stockholders of PLXT common stock.

CLASS ACTION ALLEGATIONS

32.                               Plaintiff brings this action pursuant to Court of Chancery Rule 23, individually and on behalf of the other stockholders of PLXT common stock as of June 23, 2014 (the “Class”).  The Class specifically excludes Defendants herein, and any person, firm, trust, corporation or other entity related to, or affiliated with, any of the Defendants.

33.                               This action is properly maintainable as a class action because:

(a)                                 The Class is so numerous that joinder of all members is impracticable.  As of March 31, 2014 there were 45,899,775 shares of PLXT common stock issued and outstanding.  The actual number of public stockholders of PLXT will be ascertained through discovery;

(b)          There are questions of law and fact that are common to the Class, including inter alia, the following:

(i)            Whether the Individual Defendants have breached their fiduciary duties of loyalty or due care with respect to Plaintiff and the other members of the Class in connection with the Proposed Transaction;

(ii)           Whether the Individual Defendants have breached their fiduciary duty to secure and obtain the best price reasonable under the circumstances for the benefit of Plaintiff and the other members of the Class in connection with the Proposed Transaction; and

(iii)          Whether Plaintiff and the other members of the Class would suffer irreparable injury were the Proposed Transaction complained of herein consummated.

(c)           Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature and will fairly and adequately protect the interests of the Class;

(d)          Plaintiff’s claims are typical of the claims of the other members of the Class and Plaintiff does not have any interests adverse to the Class;

(e)           The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for the party opposing the Class; and

(f)            Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

SUBSTANTIVE ALLEGATIONS

A.                                    Background

34.          Since its 1986 incorporation, PLXT has been developing leading I/O interconnect silicon and complimentary software.  The Company is the technology and market share leader in PCI Express switches and bridges, with additional leadership USB controllers, legacy PCI bridges, and consumer storage controllers.  These serial technologies have become mainstream, and PLXT has been able to offer innovative differentiated products based on these interconnect standards while providing scalability and performance at a lower cost.  PLXT offers a complete solution consisting of semiconductor devices, software development kits, hardware design kits, operating system ports, and firmware solutions that enable added-value features in PLXT products.

35.          While always a marker leader, recent financial results strongly indicate that the growth potential and long term value for PLXT shareholders remains good.  On April 22, 2013, in announcing its 2013 first quarter financial results, the Company reported first quarter revenues of $26.2 million and net income of $2.6 million.  Individual Defendant Raun, PLXT’s President and CEO, stated that “our record PCI Express sales, lower expenses and higher margins produced one of the most profitable quarters in years.”  PLXT experienced a 12% growth over 2012 fourth quarter.

36.          Raun also expressed optimism about the Company’s prospects:

As we look ahead, demand for our flagship PCI Express products remains strong and is projected to grow in Q2, driven mostly by enterprise data center equipment.  Our much smaller legacy connectivity product line will continue to decrease over time.  Overall, our business model continues to strengthen.  We paid down $6 million in liabilities in Q1 and expect continued tight cost controls combined with revenue increases in PCI Express products to allow solid results throughout 2013.

37.          On the Q1 2013 Earnings Conference Call held on April 22, 2013, Arthur O. Whipple (“Whipple”), Company Chief Financial Officer, Principal Accounting Officer, Vice President of Finance and Secretary, commented:

Net revenues for the first quarter were $26.2 million, up 12% from $23.4 million last quarter.  PCI Express revenues increased by 14.8% to $18.6 million, a new record.  Connectivity revenues increased by 6% to $7.6 million.

38.          Raun also added:

We are excited by the PCI Express market opportunity and continue to execute against our plan.  The record design wins achieved in 2011 and 2012, with the market leaders in the growing data center space, are ramping in production this year and next.  We anticipate solid revenue and earnings for years to come from our in-the-box switch solutions.  Our highest-ever PCI Express switch market share, now more than 70%, combined with winning nearly all the Gen 3 designs, helps ensure this growth.

PLX is uniquely positioned as the top supplier of PCI Express switching to the market leaders throughout the fast-growing data center.  Our strong design activity, increased market share and dominant Gen 3 portfolio should fuel our growth for years to come.  The entire organization is focused on PCI Express.  Expenses are in control, innovative new products are in development and continued growth in PCI Express is expected.

39.          The strong financial results continued in the 2013 second quarter.  On July 22, 2013, the Company announced second quarter revenues of $26.8 million and net income of $1.7 million.  With respect to this news, Raun commented:

Our ongoing commitment to controlling costs and focusing on our growing leadership in PCI Express has resulted in consecutive profitable quarters.  Although we still have much to do, these two quarters combined produced the most profitable first six months of any year in the company’s history.  PCI Express grew eight percent, led by Gen3 growth setting a new record and producing our first $20 million PCI Express quarter.  PCI Express is now 75 percent of our sales, up from 67 percent one year ago.

Our leadership position in PCI Express, along with innovative products in development, is driving growth and new opportunities in the enterprise data center and cloud.  Networking and enterprise storage are leading the way on the design win front with strong activity around PCIe SSD platforms.  We believe PLX won every significant switch design opportunity this past quarter.

We estimate that the PCI Express market will grow by 15 to 25 percent in 2013.  As we discussed last quarter, our continued revenue increases in PCI Express are expected to be somewhat offset through this year by declines in sales of our legacy connectivity products.  However, we expect to exit 2013 with less than 20 percent of revenue from connectivity.  Market growth, market share gains, solid design activity, and declining impact from connectivity products, should position PLX for greater growth in future quarters.

40.          On the Q2 2013 Earnings Call held on July 22, 2013, Whipple commented:

Net revenues for the second quarter were $26.8 million, up 2.4% from $26.2 million last quarter.  PCI Express revenues increased by 7.8% to $20.1 million, a new record.  Compared with the second quarter of 2012, PCI Express revenues increased by 16.9% from $17.2 million and now represents 75% of revenues.

41.          Raun also added:

We continue to stay laser-focused on our market-leading PCI Express product lines.  This includes our in-the-box standard switch families in production today as well as our market expanding out-of-box ExpressFabric product line in development.

Our 8% PCI Express growth in Q2 produced our first $20 million quarter for this key product line.  This growth was driven by record sales with our new Gen 3 families as well as our Gen 2 switches.  The continued growth at Gen 2 products, which were introduced in 2007, demonstrate the long life of these products.  We estimate that the PCI Express market will grow about 15% to 25% in 2013.

I believe this quarter was another step in the right direction.  The entire organization is focused on PCI Express, keeping spending and control and bringing new innovative products to market.

PLX is uniquely positioned as the top supplier of PCI Express switching to the market leaders throughout the fast-growing data center.  Our strong design activity, increased market share, dominant Gen 3 portfolio and a market-expanding ExpressFabric products in development should fuel our growth and profits for years to come.

42.          On October 21, 2013, in announcing its 2013 third quarter financial results, the Company declared its third consecutive profitable quarter along with record year-to-date profits and designs wins.  PLXT’s third quarter revenues reached $25.7 million, with a net income of $2.0 million.  Raun commented on these results:

Our focus on key cost control measures has resulted in three consecutive profitable quarters and record profits year-to-date allowing us to build our cash position and pay down debt.  Record PCI Express design wins dominated by higher ASP Gen3 products signal a healthy pipeline.  Market share gains in PCI Express, no significant design win losses over the past two quarters, and production of new higher lane count parts in Q4 highlights additional opportunities for the company.

Enterprise storage and networking markets continue to dominate design win activity, and our market-leading technology backed by strong customer relationships position us for continued design win success.  We also garnered significant industry interest in the quarter with the company’s first public demonstration of PLX’s ExpressFabric® technology housed in a data center rack at the Intel Developer Forum (I DF).

Our overall design activity pipe which measures the potential annual revenue for each program is in the hundreds of millions of dollars and is greater than three times the size that it was four years ago when our main focus was Gen2.  All five of our PCI Express end market segments produced greater design wins than last quarter, and we are confident about our growth potential for years to come.

43.          On the Q3 2013 Earnings Call held on October 21, 2013, Raun added:

We’re excited about our growth prospects for the coming year and in the years ahead.  Our PCI Express Gen 3 switches are ramping rapidly with a record design win pipeline to drive significant growth in all our target markets, including new developing high-volume opportunities like PCI Express SSD drives or solid state drives, blade servers and some high-end PCs.

44.          On January 27, 2014, in announcing its 2013 fourth quarter financial results, the Company declared record annual GAAP net income, PCI express revenues, and design wins.

PLXT’s fourth quarter revenues reached $25.7 million, with a GAAP income of $1.0 million.  Additionally, for 2013, PLXT reported revenue of $104.5 million and GAAP income of $7.3 million.  Raun commented on these results:

Our ongoing commitment to controlling costs and focusing on our market-leading PCI Express products resulted in our most profitable year in company history.  PCI Express revenues were up 2 percent over Q3 and 13 percent annually.  We are pleased to see a number of Gen3 designs ramping to volume production and expect many more of our customers to launch their Gen3-enabled products in 2014.  Design activity remains strong for both our Gen2 and Gen3 products, underscoring our market leadership and ongoing growth opportunity.

Our balance sheet in the quarter continued to improve as we paid down our bank debt and increased our cash and investments to $20.4 million, while increasing shareholder equity 24 percent over the course of the year.  As we look to 2014, we anticipate growth in revenues and profits, driven by a robust design win pipeline and a strong focus on improving gross margins and controlling costs.

45.          During the Q4 2013 Earnings Call held on January 27, 2014, Raun commented on the results:

2013 was a year of transition for the company where we believe significant progress was made.  We went from heavy losses in 2012 and decreasing revenues to four consecutive quarters of profitability in 2013, setting a new profitability record as well as growing the top line revenue for the first time in several years

With tight control on expenses and exclusive focus on our market-leading PCI Express product line, PLX improved its balance sheet on a number of fronts.  We increased cash and investments by 22%, decreased bank debt by 38% and increased shareholder equity by 24%.

We are excited about our growth prospects for the coming year and in the years ahead.  Gen 2 sales continue to be healthy and we believe that the weakness we have seen in the storage market will correct itself in the coming quarters.  Further, we expect to see many more PCIe Gen 3 designs going into production in the coming year which will be a key driver for our growth.

Connectivity products will continue to be a headwind for PLX as they are expected to continue to decline at approximately the same rate as 2013, but with each year become a smaller and smaller part of our business.  PLX is becoming more and more a pure play PCI Express company driven by leading edge technologies.  The combination of higher PCI Express revenues offset by smaller and smaller contributions by connectivity will allow PLX’s top line revenue to grow at a greater rate each year.

With growth in our revenues coupled with improving margins over time and continued tight express control, we believe that we will continue to deliver enhanced profitability and shareholder value.

46.          The Company announced its 2014 first quarter financial results on April 21, 2014.  PLXT’s first quarter revenues reached $24.8 million, with a GAAP income of $2.2 million.  Raun commented on these results:

Higher gross profits in the first quarter, combined with lower expenses, drove increased income over Q4 and contributed to our fifth straight profitable quarter.  In addition, we increased cash, saw strong bookings to support Q2 growth, and layered in another solid quarter of design wins.

The demand for our products remains solid.  Based on current backlog, forecasts from customers, and resolution of the assembly issues, we expect all of our market segments to be up in Q2, driven primarily by Gen2 and Gen3 shipments.  We are beginning to see an increasing number of Gen3 design wins go into volume production and we believe that this ramp will fuel our growth this year and in years to come.

47.          During the Q1 2014 Earnings Conference Call held on April 21, 2014, Raun added:

The combination of higher PCI Express revenues offset by smaller and smaller contributions of connectivity should have allowed PLX’s top line revenue to grow at a greater rate each year.  With growth in our revenues, coupled with improving margins overtime and continued tight expense control, we believe that we can continue to deliver enhanced profitability and shareholder value.

48.          As reflected in the Company’s recent financial results and concurrent press releases and statements, PLXT has made significant infrastructure investments that have begun to, and are expected to continue to, yield returns for the Company and improvements in its service.

49.          However, despite the financial strength of the Company, its excellent organic growth prospects, and the anticipated benefits of its recent investments, the Individual Defendants entered into the Merger Agreement with Avago, thereby depriving PLXT stockholders from sharing in the Company’s future success.

B.                                    The Proposed Transaction Undervalues PLXT Shares

50.          On June 23, 2014, PLXT and Avago issued a joint press release announcing the Proposed Transaction which stated in relevant part:

SUNNYVALE, CA and SINGAPORE — June 23, 2014 — Avago Technologies Limited (NASDAQ: AVGO) and PLX Technology, Inc. (NASDAQ: PLXT) today announced that they have entered into a definitive agreement under which Avago will acquire PLX, a leader in PCI Express silicon and software connectivity solutions, in an all-cash transaction valued at approximately $309 million, or $293 million net of cash and debt acquired.  Under the terms of the agreement, which was approved by the Boards of Directors of both companies, a subsidiary of Avago will commence a tender offer for all of the outstanding shares of PLX common stock for $6.50 per share in cash.  Avago expects to fund the transaction with cash available on its balance sheet.

“The core PLX PCIe silicon business fits very well with the Avago business model and broadens Avago’s portfolio serving the enterprise storage and networking end markets,” stated Hock Tan, President and Chief Executive Officer of Avago. “Following the closing of the transaction, we are excited to welcome the PLX team to Avago, and we are committed to continue to invest in the PLX PCI Express platform.”

“Once closed, this transaction will provide immediate value to our stockholders and offers new growth opportunities for our employees to develop leading-edge solutions for our customers,” said David Raun, President and Chief Executive Officer of PLX. “Following the closing of the transaction, we believe the combination with Avago is an excellent match for our leading PCI Express portfolio supporting next generation data center architectures.”

The transaction is expected to be immediately accretive to Avago’s non-GAAP earnings per share.  Avago currently anticipates driving the PLX business model to a level consistent with Avago’s long term business model by the end of fiscal year 2015, the first full fiscal year after closing.

Potomac Capital Partners II, L.P., which is the largest stockholder of PLX, certain senior members of the PLX management team and all of the directors of PLX, collectively owning approximately 14.7% of shares outstanding on fully diluted basis have executed a Tender and Support Agreement in support of the transaction.  Discovery Group I, LLC, the second largest stockholder of PLX, has informed PLX that it supports the transaction.

The transaction is subject to customary closing conditions, including the tender into the offer by PLX stockholders of shares representing at least a majority of the outstanding shares of PLX common stock on a fully diluted basis, and the receipt of relevant regulatory approvals, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and relevant foreign antitrust laws.  It is expected that the transaction will close in the fourth quarter of Avago’s fiscal year ending November 3, 2014.

51.          The Proposed Transaction undervalues PLXT’s prospects and is the result of an unfair sales process.  The $6.50 per share Merger Consideration represents a premium of just 9.4% based on PLXT’s $5.94 closing price on June 20, 2014.  This premium is well below the average one day premium of over 25% for comparable transactions in the last three years.  During the last 52 weeks PLXT traded as high as $6.91 per share, 5.9% higher than the Merger Consideration, and at least one analyst set a price target of $8.00 per share of PLXT for the most recent quarter.  Additionally, PLXT has seen substantial recent growth as its share price skyrocketed from $3.81 per share on January 2, 2013 to $6.28 per share on June 10, 2014.  Moreover, PLXT projects 22.50% annual earnings growth for the next five years and reported strong financial metrics including a current ratio of 3.70 and debt to equity ratio of 0.08, which is currently below that of the industry average and implies that there has been very successful management of debt levels.  Each of the figures above only serves to underscore the inadequacy of the buying price.

52.          The 6.50 per share offer is insufficient, as it fails to account for PLXT’s significant future earnings potential and provides the Company’s stockholders with inadequate consideration when factoring in the tremendous benefits Avago stands to reap if the deal is completed.

53.          The Proposed Transaction is a strategic move by Avago aimed to complement Avago’s existing server storage connectivity and networking ASIC (application-specific integrated circuit) products that serve the enterprise and data center market.  This, in turn, is expected to augment Avago’s revenues, as the industry braces for more consolidation amid a challenging macroeconomic environment.  The core PLXT business is a strategic fit for Avago, further adding a new dimension to next generation data center architectures.  In addition to cost synergies from a combined resource pool as the cost of designing and building semiconductors rises, the acquisition is likely to improve the operating margin of the combined company, creating greater scale to further drive innovation into the datacenter.  The acquisition is expected to be immediately accretive to Avago’s non-GAAP earnings.  “The core PLX PCIe silicon business fits very well with the Avago business model and broadens Avago’s portfolio serving the enterprise storage and networking end markets,” stated Tan, Avago’s President and CEO.  Analysts at Sterne Agee have stated that the deal will strengthen Avago’s data center and storage offerings, and should raise Avago’s EPS and gross margins.

54.          This Merger Consideration undervalues PLXT, especially given the significant benefits Avago will enjoy should the Proposed Transaction be permitted to close.  Moreover, the Company is poised to enjoy a lengthy period of significant growth and the Proposed Transaction stands to prevent PLXT’s stockholders from attaining fair value for their shares.  Having failed to maximize the sale price for the Company, Individual Defendants breached the fiduciary duties they owe to the Company’s public stockholders because the Company has been improperly valued and stockholders will not likely receive adequate or fair value for their PLXT common stock in the Proposed Transaction.

C.                                    Defendant Robison Used the Sales Process to Obtain Personal Financial Gain

55.          In the June 23, 2014 press release announcing the Proposed Transaction, PLXT stated that its Board had unanimously approved the deal.

However, there was no mention of a special committee of independent Board members to evaluate and recommend the Proposed Transaction.  Thus, it appears that the negotiations leading up to the consummation of the Merger Agreement were driven primarily by potentially conflicted directors, including Individual Defendant Robison.

56.          PLXT insiders and their affiliates own significant stock of PLXT, and will receive millions of dollars as part of change of control arrangements, and therefore can unduly influence a sale of PLXT not necessarily in the best interest of non-insider shareholders.  Each of the Individual Defendants own hundreds of thousands of shares.  As of April 29, 2014, Individual Defendant Singer owned 3,756,195 shares, all of which will vest upon completion of the deal.  The Individual Defendants facilitated the Proposed Transaction through an unfair and inadequate negotiation process and placed their own personal financial interests ahead of PLXT public stockholders.

57.          Additionally PLXT’s largest shareholder, Potomac Capital Partners II L.P., as well as certain senior members of the PLXT management team and all of the directors of PLXT, some of which will stay with the new company, have executed a tender and support agreement in support of the deal.  Collectively, those groups own 14.7% of PLXT’s shares outstanding, all but ensuring the success of the Proposed Transaction.

58.          In sum, it appears that the Individual Defendants voted to approve the Proposed Transaction without any guidance from a special committee, and their decisions may have been influenced by the personal financial interests of the Board’s Chairman and Company CEO, Individual Defendant Robison.

D.                                    The Preclusive Deal Protection Devices

59.          The Individual Defendants agreed to certain deal protection devices that operate conjunctively to lock-up the Proposed Transaction and effectively deter competing offers for the Company.

60.          First, the Merger Agreement provides for an onerous no solicitation provision that prohibits the Company or the Individual Defendants from taking any affirmative action to comply with their fiduciary duties to obtain the best price possible under the circumstances.

61.          Section 5.3(a) of the Merger Agreement states that the Company (and its subsidiaries) shall immediately:

cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Competing Proposal or Competing Inquiry and (ii) request, and thereafter use best efforts to cause, each Person that has previously executed a confidentiality agreement in connection with such Person’s consideration of a Competing Proposal to return to the Company or destroy any non-public information previously furnished to such Person or to any Person’s Representatives by or on behalf of the Company or any Company Subsidiary.

62.          Additionally, Section 5.3(b) of the Merger Agreement includes a “no solicitation” provision that states that the Company and the Individual Defendants shall not directly or indirectly:

(i)            solicit, initiate, knowingly facilitate or encourage (including by way of furnishing non-public information) any Competing Proposal or Competing Inquiry;

(ii)           engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with or for the purpose of encouraging or facilitating, a Competing Proposal or Competing Inquiry;

(iii)          approve, endorse, recommend, execute or enter into, or publicly propose to approve, endorse, recommend, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive Contract with respect to any Competing Proposal;

(iv)          take any action to make the provisions of any Takeover Statute (including Section 203 of the DGCL) or any applicable anti-takeover provision in the Company’s organizational documents inapplicable to any transactions contemplated by a Competing Proposal;

(v)           terminate, amend, release, modify or knowingly fail to enforce any provision of, of grant any permission, waiver or request under, any standstill,

confidentiality of similar contract entered into by the Company in respect of or in contemplation of a Competing Proposal; or

(vi)          propose, resolve or agree to do any of the foregoing.

63.          Furthermore, Section 5.3(d) of the Merger Agreement grants Avago recurring and unlimited matching rights, which gives PLXT twenty four (24) hours to provide unfettered access to confidential, non-public information about competing proposals from third parties which Avago can use to prepare a matching bid.  Additionally, Sections 5.3 (e) and (f) grant Avago four (4) business days to negotiate with PLXT, amend the terms of the Merger Agreement, and make a counter-offer in the event a superior offer is received.

64.          This matching rights provision essentially ensures that no superior bidder will emerge, as any potential suitor will be unlikely to expend the time, cost, and effort to perform due diligence and make a superior proposal while knowing that Avago will know of its bid and can easily top it.  As a result, the matching rights provision unreasonably favors Avago, to the detriment of PLXT stockholders.

65.          Lastly, Section 7.2(b) of the Merger Agreement provides for a $10,850,000 termination fee, which at 3.5% of the estimated deal value, is an unreasonable amount specifically designed to deter a competing bid from business entities that would have been most likely to provide the Company’s stockholders with a superior offer.  This exorbitant termination fee will ensure that no competing offer will appear, as any competing bidder would essentially have to pay a substantial premium — one that benefits Avago, not PLXT — for the right to provide PLXT stockholders with a superior offer.

66.          Ultimately, these deal protection provisions collectively hamper the Company’s ability to solicit or negotiate a better proposal to acquire all or a significant interest in the Company.

67.          By failing to engage in a reasonable and fair sales process, the Individual Defendants have breached their fiduciary duties owed to PLXT stockholders.  The Board failed to adequately test the market or shop the Company before entering into the Proposed Transaction, failed to obtain a reasonable price for PLXT, agreed to onerous deal protection devices that are designed to prevent the emergence of a superior offer, and put their personal interests ahead of PLXT stockholders while negotiating the terms of the Proposed Transaction.

68.          The Board’s actions have prevented Plaintiff and the Class from receiving adequate compensation for their PLXT shares.  Accordingly, Plaintiff seeks injunctive and other equitable relief to prevent the irreparable injury that Company stockholders will continue to suffer absent judicial intervention.

COUNT I

Claim For Breach Of Fiduciary
Duties Against The Individual Defendants

69.          Plaintiff incorporates by reference and realleges each and every allegation contained above, as though fully set forth herein.

70.          The Individual Defendants have violated fiduciary duties of care, loyalty, and good faith owed to the public stockholders of PLXT.

71.          By the acts, transactions, and courses of conduct alleged herein, the Individual Defendants, individually and acting as a part of a common plan, are attempting to unfairly deprive Plaintiff and other members of the Class of the true value of their investment in PLXT.

72.          As demonstrated by the allegations above, the Individual Defendants failed to exercise the care required, and breached their duties of loyalty, good faith, and independence owed to the stockholders of PLXT because, among other reasons, they failed to take reasonable steps to obtain and/or ensure that PLXT stockholders receive adequate and fair value for their shares.

73.          The Individual Defendants dominate and control the business and corporate affairs of PLXT both through their positions within the Company and on the Board, and are in possession of private corporate information concerning PLXT assets, business and future prospects.  Thus, there exists an imbalance and disparity of knowledge and economic power between them and the public stockholders of PLXT which makes it inherently unfair for them to benefit their own interests to the exclusion of maximizing stockholder value.

74.          By reason of the foregoing acts, practices and course of conduct, the Individual Defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward Plaintiff and the other members of the Class.

75.          As a result of the actions of Defendants, Plaintiff and the Class will suffer irreparable injury in that they have not and will not receive their fair portion of the value of PLXT assets and businesses and have been and will be prevented from obtaining a fair price for their common stock.

76.          Unless the Individual Defendants are enjoined by the Court, they will continue to breach their fiduciary duties owed to Plaintiff and the members of the Class, all to the irreparable harm of the members of the Class.

77.          Plaintiff and the members of the Class have no adequate remedy at law.  Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury which the Individual Defendants’ actions threaten to inflict.

COUNT II

On Behalf Of Plaintiff And The Class
Against PLXT, Avago And Merger Sub For Aiding And Abetting The
Individual Defendants’ Breaches Of Fiduciary Duty

78.          Plaintiff incorporates by reference and realleges each and every allegation contained above, as though fully set forth herein.

79.          PLXT, Avago, and Merger Sub have acted and are acting with knowledge of, or with reckless disregard to, the fact that the Individual Defendants are in breach of their fiduciary duties to PLXT public stockholders, and have participated in such breaches of fiduciary duties.

80.          Moreover, PLXT, Avago, and Merger Sub knowingly aided and abetted the Individual Defendants’ wrongdoing alleged herein.  In so doing, they rendered substantial assistance in order to effectuate the Individual Defendants’ plan to consummate the Proposed Transaction in breach of their fiduciary duties.

81.          As a result of the unlawful actions of PLXT, Avago, and Merger Sub, Plaintiff and the other members of the Class will be irreparably harmed in that they will not receive the true value for PLXT assets and business.  Unless their actions are enjoined by the Court, PLXT, Avago, and Merger Sub will continue to aid and abet the Individual Defendants’ breaches of their fiduciary duties owed to Plaintiff and the members of the Class.

82.          As a result of PLXT, Avago, and Merger Sub’s conduct, Plaintiff and the other members of the Class have been and will be damaged in that they have been and will be prevented from obtaining a fair and reasonable price for their PLXT shares.

83.          Plaintiff and other members of the Class have no adequate remedy at law.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff demands injunctive relief in his favor and in favor of the Class and against Defendants as follows:

A.            Declaring that this action is properly maintainable as a class action and certifying Plaintiff as Class representative;

B.            Preliminarily and permanently enjoining Defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from proceeding with, consummating, or closing the Proposed Transaction, unless and until the Company adopts and implements a procedure or process to obtain an agreement providing fair and reasonable terms and consideration to Plaintiff and the Class;

C.            Rescinding, to the extent already implemented, the Merger Agreement or any of the terms thereof, or granting Plaintiff and the Class rescissory damages;

D.            Directing the Individual Defendants to account to Plaintiff and the Class for all damages suffered as a result of the Individual Defendants wrongdoing;

E.            Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees; and

F.             Granting such other and further equitable relief as this Court may deem just and proper.

Dated: June 27, 2014		RIGRODSKY & LONG, P.A.

	By:	/s/ Brian D. Long
Seth D. Rigrodsky (#3147)
Brian D. Long (#4347)
Gina M. Serra (#5387)
OF COUNSEL:		2 Righter Parkway, Suite 120
Wilmington, DE 19803
MILBERG LLP		(302) 295-5310
Kent A. Bronson
Todd Kammerman		Attorneys for Plaintiff
Christopher Schuyuler
One Pennsylvania Plaza
New York, NY 10110
(212) 592-5300